UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of the earliest event reported): December 31, 2007

SRI/SURGICAL EXPRESS, INC.

(Exact Name of Registrant as specified in its Charter)

Florida	000-20997	59-3252632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12425 Race Track Road

Tampa, Florida 33626

(Address of Principal Executive Offices)

(813) 891-9550

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2008, SRI/Surgical Express, Inc. (“SRI”) announced the appointment of Gerald Woodard as Chief Executive Officer and a member of the Board of Directors, effective upon his anticipated start date of January 31, 2008.

Mr. Woodard, age 60, joins SRI from the Linvatec subsidiary of ConMed Corporation, where he served as President since 2000. ConMed Linvatec is a supplier of orthopedic and sports medicine products, endoscopic imaging systems and various operating room and critical care products. From 1998 to 2000, Mr. Woodard was President of the Elekta Holdings subsidiary of Elekta, AB, a manufacturer of stereotactic radiosurgery systems and radiation therapy systems. From 1994 to 1998, Mr. Woodard worked with Marquette Medical Systems, Inc., where he was most recently President of its Monitoring and Information Systems Division.

SRI entered into an Employment Agreement with Mr. Woodard on December 31, 2007. A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and incorporated herein by this reference. The summary of the Employment Agreement set forth below is qualified in its entirety by reference to the text of the Employment Agreement.

The Employment Agreement provides for Mr. Woodard’s employment as Chief Executive Officer beginning on a start date on or before January 31, 2008 chosen by Mr. Woodard, which Mr. Woodard has designated will be January 31, 2008 (the “Start Date”). Under the Employment Agreement, SRI and Mr. Woodard have agreed to the following terms:

•	Mr. Woodard’s initial annual base salary will be $375,000.

•

Mr. Woodard will be eligible for an annual incentive bonus of up to 50% of his then-current base salary based on the achievement of financial objectives for SRI established by SRI’s Board of Directors and other terms and conditions.

•

On February 1, 2008, Mr. Woodard will receive a grant of stock options for 150,000 shares of SRI’s common stock with an exercise price equal to the market price of SRI’s shares on the actual grant date. The options will vest in three equal amounts of 50,000 shares each on the completion of service through the first, second and third anniversaries of the Start Date.

•

On February 1, 2008, Mr. Woodard will receive a grant of 25,000 restricted shares of SRI’s common stock, which vests 100% on the earlier of (i) the third anniversary of the Start Date or (ii) the date Mr. Woodard is terminated for any reason other than for cause, death or disability.

•	SRI committed in the Employment Agreement to pay Mr. Woodard a one-time cash signing bonus of $100,000 payable upon the signing of the Employment Agreement.

•

If Mr. Woodard is terminated for any reason other than for cause, death or disability, Mr. Woodard will receive (i) all earned but unpaid annual salary and unpaid expense reimbursements to which he is legally entitled and (ii) at such time as he would have been entitled to receive his annual bonus if he would have been employed on the last day of such year, a pro rated portion of such annual bonus determined by SRI’s Board of Directors. In addition, Mr. Woodard will be entitled to receive his annual salary and SRI will pay any COBRA premiums incurred by Mr. Woodard for a period of twelve months following his involuntary termination.

Item 7.01.	Regulation FD Disclosure.

On January 4, 2008, SRI issued a press release announcing the appointment of Mr. Woodard, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description
10.1	Employment Agreement dated as of December 31, 2007, between SRI/Surgical Express, Inc. and Gerald Woodard

99.1	Press Release dated January 4, 2008

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRI/SURGICAL EXPRESS, INC.
(Registrant)

Dated: January 7, 2008	By:	/s/ Wallace D. Ruiz
Wallace D. Ruiz
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Agreement dated as of December 31, 2007, between SRI/Surgical Express, Inc. and Gerald Woodard

99.1	Press Release dated January 4, 2008